GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

Audited Financial Statements

December 31, 2002

[Johnson Lambert & Co. logo]

Report of Independent Auditors

To the Board of Directors

Global Energy Resource Insurance Corporation

We have audited the accompanying balance sheet of Global Energy Resource Insurance Corporation (the Company) as of December 31, 2002 and the related statements of income, changes in capital and surplus, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of the Company as of December 31, 2001, were audited by other auditors whose report thereon, dated November 12, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the Unite States.

/s/ Johnson Lambert & Co.

Burlington, Vermont

November 20, 2003

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

BALANCE SHEETS

	December 31
	2002	2001
ASSETS
Cash and cash equivalents	$ 398,906	$ 160,880
Premiums receivable	676,319	5,051
Prepaid reinsurance premiums	1,519,800	1,281,688
Deferred federal tax asset	1,497	1,622
Other assets	550	595
TOTAL ASSETS	$2,597,072	$1,449,836

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES
Unearned premiums	$1,569,690	$1,335,206
Reinsurance ceded payable	893,659	-
Accrued expenses	17,160	7,750
Federal income taxes payable	3,691	2,329
TOTAL LIABILITIES	2,484,200	1,345,285

CAPITAL AND SURPLUS
Common stock ($1 par value, 100,000 shares authorized, issued, and outstanding)	100,000	100,000
Retained earnings	12,872	4,551
TOTAL CAPITAL AND SURPLUS	112,872	104,551
TOTAL LIABILITIES AND CAPITAL AND SURPLUS	$2,597,072	$1,449,836

The financial statements on pages 2 to 10 were approved

by the Board of directors and signed on their behalf by:

Paul R. Shlanta	Paul I. Wagner

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

STATEMENTS OF INCOME

For the year ended December 31, 2002, and the period from the commencement of operations (January 19, 2001) through December 31, 2001

	2002	2001
REVENUES
Premiums earned	$50,812	$21,253
Interest income	2,342	3,529
TOTAL REVENUES	53,154	24,782

EXPENSES
Management fees	23,000	13,417
Professional fees	15,086	5,880
Other expenses	5,259	227
TOTAL EXPENSES	43,345	19,524

INCOME BEFORE FEDERAL INCOME TAX	9,809	5,258
Federal income tax expense	1,488	707
NET INCOME	$ 8,321	$ 4,551

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

STATEMENT OF CHANGES IN CAPITAL AND SURPLUS

For the year ended December 31, 2002 and the period from the commencement of operations (January 19, 2001) through December 31, 2001

	Common Stock	Retained Earnings	Total Capital and Surplus
Issuance of common stock	$100,000	$ -	$100,000
Net income	-	4,551	4,551
BALANCE AT DECEMBER 31, 2001	100,000	4,551	104,551
Net income	-	8,321	8,321
BALANCE AT DECEMBER 31, 2002	$100,000	$12,872	$112,872

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2002, and the period from the commencement of operations (January 19, 2001) through December 31, 2001

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Premiums received	$ 918,595	$ 1,863,975
Reinsurance premium paid	(649,020)	(1,794,302)
Interest received	2,342	3,529
Underwriting expenses paid	(33,891)	(12,322)
Net cash provided by operating activities	238,026	60,880

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of share capital	-	100,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	238,026	160,880

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	160,880	-
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 398,906	$ 160,880

RECONCILIATION OF NET INCOME TO NET CASH USED IN OPERATING ACTIVITIES:
Net income	$ 8,321	$ 4,551
Add (deduct) items not affecting cash:
Deferred federal income tax	125	(1,622)
Changes in assets and liabilities:
Premiums receivable	(671,268)	(5,051)
Prepaid reinsurance premiums	(238,112)	(1,281,688)
Other assets	45	(595)
Unearned premiums	234,484	1,335,206
Reinsurance ceded payable	893,659	-
Accrued expenses	9,410	7,750
Federal income taxes payable	1,362	2,329
Net cash provided by operating activities	$ 238,026	$ 60,880

See notes to the financial statements.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2002

NOTE A. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization: Global Energy Resource Insurance Corporation (GERIC) was incorporated in the British Virgin Islands under the International Business Companies Act, Cap. 291 on January 19, 2001. GERIC holds an insurance license under the Insurance Act, 1994 to carry on general insurance business. GERIC is a wholly owned subsidiary of AGL Resources Inc. (AGL). On September 28, 2001, the Company changed its name from Global Energy Resources Insurance Company Inc. to Global Energy Resource Insurance Corporation. AGL is a regional energy holding company with gas distribution and energy marketing operations in the Southeastern United States. AGL is the second largest natural gas-only distribution company in the United States. GERIC was created to insure various excess liability exposures of AGL and its subsidiaries, as more fully described in Note B.

GERIC has no employees. Pursuant to a management agreement, USA Risk Group provides accounting, regulatory compliance, records retention and other related services to GERIC. Risk management and claims administration are provided by AGL Services Company, a wholly owned subsidiary of AGL. Codan Trust Company (B.V.I.) Limited is the registered agent of GERIC.

Basis of Reporting: The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Premiums and Reinsurance Premiums Ceded: Premiums written are earned ratably over the terms of the policies to which they relate. Premiums written relating to the unexpired portion of policies in force at the balance sheet date are recorded as unearned premiums. Premiums ceded pursuant to reinsurance agreements are expensed over the terms of the underlying policies to which they relate and are netted against earned premiums. Ceded premiums relating to the unexpired portion of underlying policies are recorded as prepaid reinsurance premiums.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS - CONTINUED

NOTE A. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES. (Continued)

Losses and Loss Adjustment Expense: The liability for unpaid losses and loss adjustment expenses reported in the financial statements includes case basis estimates, plus supplemental amounts related to incurred but not reported (IBNR) losses calculated based upon loss projections utilizing actuarial studies of historical and industry data. Management believes that its aggregate liability for unpaid losses and loss adjustment expenses at year-end represents its best estimate of the amount necessary to cover the ultimate cost of losses and loss adjustment expenses. However, because of the limited population of insured risks, limited historical data, economic conditions, judicial decisions, legislation, and other matters, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, the ultimate liability could be significantly in excess of the amount indicated in the financial statements. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Reinsurance Receivable: Reinsurance receivable represents amounts recoverable from reinsurers pursuant to reinsurance agreements, estimated using assumptions consistent with those used in establishing the liability for losses and loss adjustment expenses. Management believes reinsurance receivable as recorded represents its best estimate of such amounts; however, as changes in the estimate of ultimate liability for losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from reinsurers will also change. Accordingly, the ultimate recoverable could be significantly in excess of the amount indicated in the financial statements. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

GERIC relies on ceded reinsurance to limit its insurance risk as described further in Note B. In entering into reinsurance agreements, management considers a variety of factors including the creditworthiness of reinsurers. In preparing financial statements, management makes estimates of amounts recoverable from reinsurers which includes consideration of amounts, if any, estimated to be uncollectible by management based on an assessment of factors including an assessment of the creditworthiness of the reinsurers. Recent conditions impacting the reinsurance market, have had an as yet undetermined impact on the reinsurance market in general and have placed a financial strain on that market. This has increased the uncertainties inherent in the assessment of the creditworthiness of reinsurers. Reinsurance contracts do not relieve GERIC from its primary obligations to policyholders.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS.CONTINUED

NOTE A. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES. (Continued)

Cash and Cash Equivalents: At December 31, 2002 and 2001, all cash and cash equivalents consist of an interest bearing money market account held at Solomon Smith Barney.

NOTE B. INSURANCE ACTIVITY

Effective June 1, 2001, GERIC provides multi-line excess liability coverage to its parent company AGL, its subsidiaries, and affiliated companies.

Currently, GERIC provides on a claims-made basis excess liability coverage with limits to $8,000,000 per occurrence and aggregate in excess of a $2,000,000 primary Associated Electric & Gas Insurance Services Limited (AEGIS) and a $1,000,000 self-insured retention to AGL and affiliates. This coverage is fully reinsured with AEGIS.

GERIC also provides on a claims-made basis (crime on an occurrence basis) a multi-line excess liability policy to AGL with limits to $50,000,000 per occurrence and aggregate in excess of $10,000,000 for each line of coverage. This coverage is fully reinsured on a 50% quota share basis with AEGIS and General Reinsurance Corporation (General Re). GERIC also provides on a claims-made basis a multi-line multi-year excess liability policy to AGL with limits to $100,000,000 (except for employment related practices liability for which the limit is $40,000,000) per occurrence and aggregate in excess of $60,000,000. This coverage is fully reinsured with Energy Insurance Mutual Limited (EIM) and was written for a three-year period expiring June 1, 2004. The policies and reinsurance agreements include an option to reinstate the limits for additional premium. At December 31, 2002 and 2001, the ultimate liability for loss and loss adjustment expenses had not pierced the aggregate limit. It also includes an automatic reinstatement for any loss amount allocated to directors and officers (D&O) coverage and is subject to additional premiums. No D&O loss had been reported at December 31, 2002 and 2001.

GERIC also provides on a claims-made basis a multi-line multi-year excess liability policy to AGL with various limits up to $40,000,000 per occurrence and annual aggregate, subject to various policy period aggregates with limits up to $100,000,000, in excess of various attachment points. This policy was written for a three-year period expiring October 1, 2005, and is fully reinsured with Zurich Corporate Solutions (Zurich). Also included in the terms of this policy is a basket aggregate stop loss whereby additional coverage is provided with limits to $10,000,000 in annual aggregate, for the $8,000,000 all lines retention basket. All losses in this retention level are subject to a $10,000 per occurrence maintenance deductible, and erode the aggregate retention. Once the losses have exceeded $8,000,000 the basket aggregate stop loss coverage attaches.

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS.CONTINUED

NOTE B. INSURANCE ACTIVITY. (Continued)

Prior to October 1, 2002, GERIC provided on a claims-made basis a multi-line excess liability policy to AGL with limits to $25,000,000 per occurrence and aggregate in excess of $160,000,000. This coverage was cancelled effective October 1, 2002. This coverage was fully reinsured with Star Excess Reinsurance (STAR).

GERIC also has issued a commercial crime policy to AGL with limits to $10,000,000 excess a $500,000 self-insured retention. This coverage is fully reinsured with AEGIS.

A reconciliation of direct net premiums, on both a written and earned basis are as follows:

	Year ended 2002		Period Ended 2001
	Written	Earned	Written	Earned

Direct	$1,589,863	$1,355,380	$1,869,026	$533,820
Ceded	(1,542,680)	(1,304,568)	(1,794,255)	(512,567)
Net	$ 47,183	$ 50,812	$ 74,771	$ 21,253

There have been no reported case reserves or paid losses since the inception of the Company.

NOTE C. FEDERAL INCOME TAXES

GERIC has elected to be taxed under Section 953(d) of the Internal Revenue Code of the United States of America. As such, GERIC will be treated as a domestic corporation for federal income tax purposes.

The provision for United States federal income tax for the year and period ended December 31, 2002 and 2001 consists of:

	2002	2001
Current tax expense	$1,363	$ 2,329
Deferred tax expense	125	(1,622)
Total tax expense	$1,488	$ 707

GLOBAL ENERGY RESOURCE INSURANCE CORPORATION

NOTES TO THE FINANCIAL STATEMENTS.CONTINUED

NOTE C. FEDERAL INCOME TAXES. (Continued)

Deferred federal income taxes arise from temporary differences between the valuation of assets and liabilities as determined for financial reporting purposes and income tax purposes. The deferred tax asset as of December 31, 2002 and 2001 relates entirely to unearned premiums.

NOTE D. CAPITAL AND SURPLUS

As a licensed general business insurer, GERIC is required under the terms of the Insurance Act, 1994 and the Insurance Regulations, 1995 of the British Virgin Islands, to maintain minimum capital and surplus of $100,000, as determined in relation to its annual net premium income. As of December 31, 2002 and 2001, capital and surplus totaled $112,872 and $104,551, respectively.

Actual statutory capital deficit at December 31, 2002 and 2001, as determined using statutory accounting principles, is as follows:

	December 31
	2002	2001
Capital and Surplus	$ 112,872	$ 104,551
Less: Non-Admitted Assets
Prepaid reinsurance premiums	(1,519,800)	(1,281,688)
Deferred tax asset	(1,497)	(1,622)
Total statutory capital deficit	$(1,408,425)	$(1,178,759)

NOTE E. SUBSEQUENT EVENTS

GERIC formed a wholly owned subsidiary, Energy Risk Insurance Services Corporation (E-RISC), to perform claims administration. E-RISC, formally an AGL operation, has been licensed for claims administration in the BVI. Formal incorporation is expected to be complete during the fourth quarter of 2003 and operations are expected to commence shortly thereafter.